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                                                                       EXHIBIT 5



                                 May 19, 1998

Robotic Vision Systems, Inc.
425 Rabro Drive East
Hauppauge, New York  11788

     Re: Registration of 246,633 shares of Common Stock, par value $.01 per share, under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     In our capacity as counsel to Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 246,633 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") issuable upon the exercise of heretofore granted options (collectively, the "Options") under one of the following plans:

     Acuity Imaging Inc. ("Acuity") 1991 Stock Option Plan;
     Acuity Non-Employee Director Stock Option Plan;
     Computer Identics Corporation ("CIC") 1987 Incentive
          Stock Option Plan;
     CIC 1993 Stock Incentive Option Plan; and
     CIC 1996 Incentive Stock Option Plan (collectively, the "Plans")

The Options were assumed by the Company upon its acquisition by merger of Acuity and of CIC pursuant to the terms of, respectively, that certain Agreement and Plan of Merger and Reorganization dated as of April 27, 1995, as amended and restated as of July 11, 1995, by and among the Company, Acuity and RVSI Acquisition Corp. (the "Acuity Merger Agreement"), and that certain Agreement and Plan of Merger and Reorganization dated as of July 23, 1996 by and among the Company, CIC and RVSI Third Acquisition Corp. (the "CIC Merger Agreement" and collectively, with the Acuity Merger Agreement, the "Merger Agreements").

     In that connection, we have examined the Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company, the Registration Statement, the Plans, the Merger Agreements, corporate proceedings of the Company relating to its assumption of the Options and issuance of the Shares pursuant to the Plans, and such other instruments and documents as we deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.
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     Based upon and subject to the foregoing, we are of the opinion that:

     (1) The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     (2) The Shares have been duly authorized and, when issued pursuant to the Plans and the Merger Agreements and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

                              Very truly yours,

                              COOPERMAN LEVITT WINIKOFF
                                   LESTER & NEWMAN, PC


                              By:/s/Ira Roxland
                                 A Member of the Firm